Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 31, 2010, on the financial statements of Cambridge Heart, Inc. as of and for the years ending December 31, 2009 and December 31, 2008, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-12411, 333-93201, 333-72648, 333-85246, 333-108167, 333-114304, 333-135972, 333-143980, 333-150202 and 333-150203) and the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-143091, 333-121915 and 333-106033).

/s/    Caturano and Company, P.C.

CATURANO and COMPANY, P.C.

March 31, 2010

Boston, Massachusetts